Exhibit 99.1

FINAL TRANSCRIPT

**MXE - 2010 Year End MXenergy Earnings Conference Call

Event Date/Time: Sep 30, 2010 / 07:00PM GMT

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CORPORATE PARTICIPANTS

Philip Mittleman

MXenergy - Associate General Counsel

Jeffrey Mayer

MXenergy - President, CEO

Chaitu Parikh

MXenergy - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Ted Burdick

Soros - Analyst

Conor Ryan

Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the 2010 Year End MXenergy earnings conference call. My name is Onika, and I will be your operator for today. At this time all participants are in listen only mode. We will have a question and answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this conference call is being recorded for replay purposes. At this time I would now like to turn the call over to Mr. Philip Mittleman, Associate General Counsel. Please proceed.

Philip Mittleman — MXenergy - Associate General Counsel

Thank you, and good afternoon. I’m Philip Mittleman, Associate General Counsel and Secretary of MXenergy Holdings Inc. Today we’ll be reviewing our financial results for the fiscal year ended June 30, 2010. During the call, MXenergy Holdings Inc. may also be referred to as MXenergy, MX, the Company, we, or us.

Before we begin, I’d like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in our annual report on Form 10-K for the fiscal year ended June 30, 2010. All information is current as of the date of this call, and the Company undertakes no duty to update this information.

We’ll take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after June 30, 2010, which have not previously been disclosed.

I’m joined today by Jeffrey Mayer, our President and Chief Executive Officer, and by Chaitu Parikh, our Executive Vice President and Chief Financial Officer. And now, I’ll turn the call over to Jeff Mayer for an overview of our operating results.

Jeffrey Mayer — MXenergy - President, CEO

Thank you, Phil, and good afternoon, everyone. Today we are reviewing the results of our fiscal year ended June 30, 2010. Fiscal 2010 was an eventful year for us. As we entered the year, we were negotiating with lenders and bondholders to replace our existing credit and commodity hedge facilities and to restructure our outstanding 2011 senior unsecured floating rate notes. June 30, 2010, marked nine months since the completion of our debt and equity restructuring in September, 2009, what we refer to in this call as the Restructuring.

After completing the Restructuring, we immediately focused on expanding our marketing channels to first stabilize and then grow our customer base. I am pleased to report that our marketing plan has yielded strong results. Not only did we return to normal marketing activities, using our traditional marketing channels, we also expanded into new markets and implemented new approaches to build brand awareness.

Our customer base increased 51,000 RCEs, or 9%, during fiscal year 2010 to 606,000 RCEs at the end of June. The increase is attributable to strong growth in our electricity business, which increased by 91,000 RCEs, or 111%, to a total of 173,000, while our natural gas segment suffered a decline of about 40,000 RCEs, or approximately 8%.

During the 2010 fiscal year, we were able to take advantage of opportunities in both new and existing electricity market areas. We expanded our geographic footprint by entering the PJM service area in Pennsylvania behind PPL Electric Utilities. As of June 30, 2010, we were serving approximately 56,000 RCEs in this new territory. In June, we also entered the BG&E electricity service territory in Maryland, where we already serve natural gas customers.

Our new commodity supply facility with RBS Sempra allowed us to grow our fixed price portfolio in electricity, whereas, in the past, we were more cautious about adding substantial fixed price customers, as we did not have a hedge facility that insulated us from the capital required, should the forward electricity market prices decline. During fiscal year 2010, we offered fixed rate products ranging from six months to two years, with the majority of our customers accepting plans of one year or less.

The growth in our electricity segment offers several benefits to our business. First, it augments the seasonal cash flow associated with the natural gas segment. Second, it provides us with commodity and geographic diversification. And third, it provides us with an opportunity for cross selling products in markets where we are selling both natural gas and electricity.

Though we experienced a reduction in RCEs in our natural gas business segment during fiscal year 2010, the last six months have been relatively stable. The decline occurred earlier in the year, before we’d implemented our post Restructuring marketing plan. In many of our natural gas markets, the current utility price, combined with the forward contango market, resulted in a more challenging marketing environment.

As a result of our return to normal marketing activities during fiscal year 2010, our total expenditures for acquiring customers, which includes amounts capitalized as customer acquisition costs, as well as certain other marketing and advertising expenses, increased some 50% from the prior year. Our cost to acquire customers approximated $100 for fiscal years 2010 and 2009. That’s about $100 per RCE and was in line with expectations across all of our channels.

Our agreement with RBS Sempra as our exclusive provider of commodity supply, economic hedging instruments and credit support is proving to be most beneficial. In addition to the benefits realized on our electricity business that I outlined, the facility allowed us to participate in the Ohio auction process, which resulted in a successful bid to serve customers under a wholesale agreement over a 12 month term.

In April, 2010, we began delivering natural gas to an LDC in Ohio, as part of a new standard service offer program, or the SSO Program. Under the SSO Program, for the 12 month period from April 1, 2010 through March 31, 2011, we will receive a NYMEX referenced price plus a price adjustment for natural gas delivered by the LDC to its customers who are eligible to participate in the SSO Program.

We expect that our gross profit per MMBTU sold to the LDC will be significantly lower under the SSO Program than the gross profit that we normally experience from our retail energy customers. From April 1 through June 30, 2010, we delivered approximately 1.6 million MMBTUs of natural gas to the LDC under this SSO Program, which, as expected, had a minimal impact on our operating results. As of June 30, 2010, based upon estimates received directly from the LDC, we expect that the customers assigned to us as a participant in the SSO Program will consume approximately 10 million MMBTUs of natural gas annually, the majority of which will occur during the upcoming winter heating season.

Let me remind you that we utilize a measure referred to as Adjusted EBITDA to evaluate our operating performance and liquidity position. Adjusted EBITDA excludes interest, taxes, depreciation, amortization, stock compensation expense, and unrealized gains and losses from risk management activities. With this in mind, our Adjusted EBITDA was $58.6 million for the year ended June 30, 2010, which represents a 35% increase from the prior year. Higher natural gas and electricity gross profit and lower operating expenses all contributed toward this increase in Adjusted EBITDA.

The increase in natural gas gross profit for the year was primarily the result of the positive net comparative impact of certain timing differences associated with valuation and hedging of natural gas inventories. Chaitu will address these later in the call. This change was also a result of slightly higher gross profit per unit of natural gas delivered to our customers, which was partially offset by lower volumes of natural gas delivered.

Favorable market prices, combined with colder than normal winter weather across many of our markets contributed to an increase in gross profit per unit of natural gas over the prior fiscal year. As weather related demand increased during the winter months, natural gas prices were stable to slightly lower than prices at the beginning of the winter. This allowed us to realize higher gross profit from natural gas delivered, while still delivering value to our customers.

The positive impact of higher gross profit per unit of natural gas delivered was offset by a 16% decrease in the volume of natural gas sold during fiscal year 2010, due to the decline in natural gas customers served during the year.

Despite a 24% increase in average electricity RCEs and an 11% increase in the volume of electricity sold, competitive pricing environments in many of our electricity territories, including our newest territory in Pennsylvania, drove an 8% drop in gross profit per unit sold during the year.

During fiscal year 2010, we experienced lower in contract attrition and higher contract renewal rates from our combined customer portfolio when compared with the previous year. In contract attrition decreased from 34% experience for fiscal year 2009 to 26% for the current year. Likewise, our customer renewal rate has improved from 84% in fiscal year 2009 to 93% for the current year.

Lower in contract attrition during fiscal year 2010 was partially due to the following factors. First, we experienced lower customer credit defaults for nonpayment during fiscal year 2010, as compared with the prior fiscal year. Second, after the Restructuring, we are once again offering our full slate of competitive products to our current and potential customers. Third, we and our customers experienced a more stable price environment during fiscal year 2010, which we believe resulted in fewer customers changing their energy providers to escape higher fixed rate contracts. And fourth, since completion of the Restructuring, our marketing activities have been reinvigorated, particularly in certain electricity markets.

On an Adjusted EBITDA basis, total operating expenses were approximately 12% lower to fiscal year 2010, as compared with the prior year. This change was primarily due to the following factors. First, we experienced lower bad debt expense in nonguaranteed markets and lower contractual discounts and revenues in guaranteed markets. Second, we incurred lower customer care expenses associated with fewer customers served. And third, general fewer employees were on board during this fiscal year, and this resulted in lower salary and benefit expense. These savings were somewhat offset by higher marketing and advertising costs, reflecting our return to more normal marketing activity during fiscal year 2010.

As we begin our 2011 fiscal year, we will continue to look for opportunities to grow in our existing markets, identify potential new territories to enter, and evaluate acquisition opportunities for customer portfolios that are consistent with our overall business objectives. We believe that as of June 30, 2010, we have sufficient liquidity under the commodity supply facility with RBS Sempra to meet these growth objectives. I will now turn this call over to Chaitu Parikh, our Executive Vice President and Chief Financial Officer, for a more detailed discussion of our financial results and liquidity position. Chaitu?

Chaitu Parikh — MXenergy - EVP, CFO

Thank you, Jeff. For fiscal year 2010, we earned Adjusted EBITDA of $58.6 million, which was 35% higher than the prior fiscal year. This is primarily due to a $20.7 million net positive comparative impact of certain timing differences associated with natural gas inventories and related hedge settlements. In addition, lower operating expenses of $9.2 million and an increase of $0.5 million electricity gross profit contributed to the increase.

These positive annual impacts were partially offset by a $15.4 million decrease in natural gas gross profit. This decrease was due to fewer average natural gas customers served during the 2010 fiscal year and partially offset by higher per unit margins. Excluding the impact of natural gas gross profit timing differences and certain nonrecurring Restructuring related expenses, Adjusted EBITDA would have decreased 6% from the prior year to $54 million for fiscal year 2010, as lower natural gas gross profit was partially offset by higher electricity gross profit and lower operating expenses.

During the course of our fiscal year, natural gas gross profit is impacted by various factors, including volatility in the price we pay for natural gas, the volume of gas consumed by our customers, and the timing and volume of natural gas added to and removed from storage inventory and the related impact of our hedging activities. The impact of volatile natural gas market prices vary greatly, depending on the period of time in which they occur during our fiscal year. Although operating results for a full 12 month period should not be materially impacted by such trends, due to our commodity hedging and contract pricing strategies, commodity price movement can have material short-term impacts on quarterly operating results. Certain impacts recognized during one or more reporting quarters, when we are accumulating natural gas supply, will reverse during a subsequent reporting quarter when natural gas inventories deliver to customers.

Such timing differences associated with valuation and hedging of natural gas inventories include realized gains or losses from risk management activities recognized in the cost of goods sold during a reporting period that directly relate to natural gas inventories not yet sold to customers as of the period end reporting date, and changes in the market prices of natural gas that result in adjustment to cost of goods sold during a reporting period, due to revaluation of natural gas inventories not yet sold to customers as of the period end reporting date.

For fiscal year 2010, excluding the impact of timing differences, natural gas gross profit decreased to $15.4 million, or 14%, which was primarily due to a 16% decrease in the volume of natural gas sold for fiscal year 2010, as the impact of fewer average RCEs served during the period was partially offset by colder than normal weather during the peak winter months, and a $3.9 million decrease in fees earned from natural gas customers, as a result of our serving fewer natural gas customers in markets where we are responsible for the billing, and lower fees associated with customer delinquencies.

These negative year-to-date impacts were partially offset by slightly higher gross profit for MMBTU of natural gas delivered to our customers during the fiscal year 2010. Strong gross profit per unit resulting from colder than normal temperatures and a favorable price environment in many of our natural gas markets during the peak winter months was partially offset by warmer than normal temperatures during the fourth quarter of our fiscal year.

Electricity gross profit was 2% higher for fiscal year 2010, as an 11% increase in volumes sold was partially offset by an 8% decrease in gross profit per megawatt hour sold.

On an Adjusted EBITDA basis, total operating expenses were approximately $9 million lower, or 12%, for fiscal year 2010, compared with the prior year. Fiscal year 2010 general and administrative expenses include $2.2 million of compensation costs and professional fees that were incurred in the first quarter of fiscal year 2010 as a direct result of the Restructuring.

Excluding these Restructuring related costs, general and administrative expenses decreased $5.4 million, or 9%, during the year. This is due to lower salaries and benefits expenses, which generally resulted from lower staff counts during the year, lower professional fees, which reflect elimination of fees associated with certain management consulting arrangements that were terminated as of the Restructuring date, and lower costs of SOX compliance, and lower other general expenses, primarily due to decreased customer care and billing costs resulting from a lower number of customers served in markets where we are responsible for the billing.

Advertising and marketing costs increased by $1.6 million, or 77%, for fiscal year 2010. During the second half of the year, we returned to more normal marketing activity, which more than offset the curtailment of our marketing activities for the first half of the year.

Reserves and discounts includes the provision for doubtful accounts related to accounts receivable in those markets where we bear direct credit risk from our customers and, to a lesser extent, contractual discounts related to markets where the local utilities guarantee customer accounts receivable. These expenses decreased $7.6 million, or 50%, for fiscal year 2010, compared with the prior fiscal year due principally to - lower sales of natural gas and electricity in general, including a lower per unit sales price; a higher percentage of sales in guaranteed markets (for fiscal year 2010, we increased our sales in guaranteed markets, as a percentage of total sales, by 4% to 49%); generally more stable economic and credit environments in many of our larger markets; lower credit related charge offs for fiscal year 2010 (fiscal year 2009 included significant incremental charge offs related to an acquisition in Georgia and we did not complete any acquisitions during the 2010 fiscal year); and finally, more stringent credit standards that we implemented during fiscal year 2009, which has generally resulted in higher credit quality of our customer portfolio.

Depreciation and amortization expenses decreased approximately $15.4 million, or 41%, for fiscal year 2010. Lower depreciation and amortization costs were principally due to assets that we acquired, primarily software and customer contracts, from Shell Energy Services Company in August, 2006, being fully depreciated or amortized as of August, 2009.

Net interest expense decreased $10.3 million, or 23%, to approximately $35 million for the current year. Note that this includes approximately $14 million of noncash interest charges, which primarily relates to amortization of deferred financing costs. The 2010 fiscal year decrease in interest expense is due to lower total interest expense related to long-term debt resulting from a 55% reduction in the aggregate principal balance of long-term debt outstanding as a result of the Restructuring, the impact of changes in the fair market value of interest rate swaps, and generally lower fees associated with our current supply and hedging facility, as compared with our former facilities. The decreases in net interest expense were partially offset by incremental amortization of facility amendment fees and Restructuring related costs.

During fiscal year 2010, our cash and cash equivalents decreased by $17 million to a balance of $6.2 million at the end of the period. Cash was used and/or provided by the following material, operating, investing, and financing activities during the period.

$36 million of cash was provided by operating activities during the period. Cash provided from net income, excluding certain noncash items, and the release of $75 million of restricted cash to cash and cash equivalents, as a result of the Restructuring, were partially offset by net cash used for normal working capital requirements, certain Restructuring related transactions deemed to be operating in nature, and higher use of operating cash for the acquisition of customers.

$51.2 million of cash was used for financing activities, primarily as a direct result of repayments of debt and other Restructuring related transactions.

And, $1.7 million of cash was used for investing activities, primarily for acquisition of fixed assets.

It should be noted that as a result of comments that we received from the SEC as part of a routine review, we have changed our classification of customer acquisition costs on the statement of cash flows from investing activities to operating activities.

Under the terms of our commodity supply facility, our operating cash is currently controlled by RBS Sempra. Cash is released weekly by RBS Sempra to cover our ongoing operating cash requirements. The facility also includes provisions that allow for net settlement of amounts due from and due to RBS Sempra. At June 30, 2010, we have cash in excess of amounts owing to RBS Sempra for settled hedges and delivered commodity of $43.1 million.

Our natural gas inventories were $14 million lower at June 30, 2010, compared to the prior year. This is due in large part to a change in the timing of our purchases of natural gas. Prior to the Restructuring, we managed our storage capacity and accumulated significant natural gas inventories in the fourth quarter of our fiscal year for use during the upcoming winter months. Under the commodity supply facility, RBS Sempra now manages our storage capacity, and we enter into physical forward contracts for the purchase of natural gas in the month of expected delivery to customers.

At June 30, 2010, we had approximately $23 million of cash collateral posted to support our obligations to various counterparties, including $9 million required to secure future interest payments to our bondholders, $9 million as security for obligations to various hedging pipeline transmission and transportation counterparties, and $5 million required for us to participate in the SSO Program.

In addition, as of June 30, 2010, we have issued $34 million in letters of credit under the commodity supply facility to support our ongoing credit needs. After accounting for the letters of credit, we have available liquidity of approximately $62 million, of which we have the ability to borrow up to $45 million of cash for operations. As of June 30, 2010, we are in compliance with the terms of the commodity supply facility. Additionally, we believe we have sufficient availability under the commodity supply facility to meet our liquidity needs for ongoing operations and anticipated growth.

This concludes our earnings commentary. We’d now like to open the call to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jeffrey Mayer — MXenergy - President, CEO

Onika, I believe you mentioned yesterday that you can’t ask a question if you’re on the speaker phone. Is that correct?

Operator

If anyone presses star one, they should be able to get into the queue.

Jeffrey Mayer — MXenergy - President, CEO

All right. I just want to remind everybody of that in case they’re having trouble with their speaker phones.

Operator

And your first question comes from the line of Ted Burdick with Soros. Please, proceed.

Ted Burdick — Soros - Analyst

Good afternoon, guys. How you doing? I have a couple of specific questions, then a couple broader ones. The first question is about the Ohio SSO Program. How many RCEs at year-end — fiscal year-end did — was attributed to that project?

Chaitu Parikh — MXenergy - EVP, CFO

It’s roughly 10 bcf of volume per annum, so it would translate into 100,000 RCEs, but we did not include that in any of the disclosures we made in our 10K. So, all of the RCE disclosures and the disclosures we discussed on the call all exclude any RCEs from the SSO Program, because it is a one year contract, effectively. So we just —

Ted Burdick — Soros - Analyst

So, it’s not in the — I think it’s 606 of RCEs, but it does seed through the — obviously, through the P&L.

Chaitu Parikh — MXenergy - EVP, CFO

Absolutely. Yes.

Ted Burdick — Soros - Analyst

Okay. Also, the attrition number — the churn. In the fourth quarter, I guess — I tried to back into the number for the fourth quarter if the annual rate was 26% and the other three quarters. And do you know what that number is, because I came up with a number that was substantially lower than the previous ones.

Chaitu Parikh — MXenergy - EVP, CFO

I don’t have that number offhand. The number did not really change significantly, because we reported on a sort of a trailing 12 month basis.

Ted Burdick — Soros - Analyst

Yes.

Chaitu Parikh — MXenergy - EVP, CFO

At the end of March, it was 25%, and at the end of June, it was 26%, so it ticked up slightly, but I don’t think there was a material difference in the —.

Ted Burdick — Soros - Analyst

Okay, okay. No, because I think the — in the fiscal first and second quarter, it was higher than that, and so I took it to mean that the annual number was 26%, then the fourth quarter number would have been lower, if you will.

Chaitu Parikh — MXenergy - EVP, CFO

No, I think it ticked up slightly, because it went from 25% to 26%.

Ted Burdick — Soros - Analyst

Okay, okay. It’s a trailing number. Now I understand it now. And, more generally, sort of, as you look at the cost of what I’ll call, sort of, organic customer acquisition versus purchasing customers, can you make any comments on the markets out there and sort of where you see better value, in terms of buying customers or originating them yourself?

Jeffrey Mayer — MXenergy - President, CEO

Well, obviously, Ted, we can’t comment on the way the markets look going forward. I think it’s fair to say that our organic costs have been — acquisition costs have been fairly level for quite some time, and I think you’ve seen some of the acquisitions that have taken place in the marketplace have been at significantly higher cost per customer. So, I can’t predict the future, but that has certainly been our experience to date.

Ted Burdick — Soros - Analyst

Okay. And the $43 million at RBS that you draw from weekly — the cash. What are the restrictions on drawing that, in terms of marketing or other types of potential uses?

Chaitu Parikh — MXenergy - EVP, CFO

In general, there are some broad restrictions under the agreement around how many customers we can add over the life of the agreement, et cetera. To the extent that we want to use that cash to support our ongoing marketing activities, there are no restrictions unless we start to bump up against the covenants that have been built into the agreement.

Ted Burdick — Soros - Analyst

Okay. And sort of last question. The — I think you mentioned that the gross margin per megawatt hour on the electricity customers has come down a bit. To what do you attribute that and sort of any commentary on — sort of, generally, on gross margins on the electricity side?

Chaitu Parikh — MXenergy - EVP, CFO

I think the — we mentioned in the disclosures that it’s really due to competitive pressure, and we did — as you know, we increased the electricity segment quite significantly over the year, and I think we can attribute some of that to some more attractive pricing to get the customers in the door in the first place. And so that, we think, contributed to the slightly lower gross profit that we earned over the entire customer base.

Ted Burdick — Soros - Analyst

Okay. Thank you very much.

Chaitu Parikh — MXenergy - EVP, CFO

Thank you.

Jeffrey Mayer — MXenergy - President, CEO

Thank you, Ted.

Operator

(Operator Instructions)

Your next question comes from the line of Conor Ryan with Deutsche Bank. Please, proceed.

Conor Ryan — Deutsche Bank - Analyst

Hey, guys. How are you? I was just wondering if you were going to see any working capital impact in the back half of the year — calendar year.

Chaitu Parikh — MXenergy - EVP, CFO

Well, the working capital impact would be fairly typical for us, in that we typically do see an increase in working capital needs as we go into the back half of the calendar year. Not so much the September quarter, but into the December quarter, as we ramp up our supply to our natural gas customers. And since we’ve now made a change in the way we’re purchasing inventory with the agreement we have with Sempra, we’re now purchasing that inventory over the — in the winter months. So, where we would normally have seen working capital increase in the summer months to support the inventory, we’re now pushing that back into the winter months as we’re actually using that gas to deliver to our customers.

Conor Ryan — Deutsche Bank - Analyst

Great. Thanks a lot.

Jeffrey Mayer — MXenergy - President, CEO

Thanks, Conor.

Operator

At this time, there are no further questions in the queue. I would now like to turn the call back over to Mr. Philip Mittleman for closing remarks.

Jeffrey Mayer — MXenergy - President, CEO

Onika, let’s just give our listeners another 30 seconds or so.

Operator

(Operator Instructions)

Jeffrey Mayer — MXenergy - President, CEO

All right. Onika, I think that should be satisfactory. No questions indicated?

Operator

There are no questions in the queue.

Jeffrey Mayer — MXenergy - President, CEO

Very good. Thank you.

Philip Mittleman — MXenergy - Associate General Counsel

Well, if there are no further questions, I want to thank all of you for joining us today. A replay of this conference call will be available, starting this afternoon, for the next 30 days at the investor relations link at www.mxholdings.com. Additionally, a transcript of today’s teleconference will be available within the next seven days via the investor relations link at www.mxholdings.com. We appreciate your continued interest in MXenergy and look forward to having you on future calls with us.

Operator

Ladies and gentlemen, this concludes the presentation. You may now disconnect. Thank you, and have a great day.

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